Exhibit 99.1

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD. ANNOUNCES THIRD QUARTER 2018 RESULTS

Hamilton, Bermuda — November 16, 2018 — Sirius International Insurance Group, Ltd. (“Sirius Group”) (Nasdaq: SG) today reported book value per common share of $16.44 as of September 30, 2018, compared to book value per common share of $16.64 as of June 30, 2018, a decrease of 1.2% on a comprehensive (loss) of $(23) million for the third quarter of 2018. For the three months ended September 30, 2018, the net (loss) attributable to the common shareholder was $(28) million and basic earnings per common share was $(0.23).  This compares to a net (loss) attributable to the common shareholder of $(179) million and basic earnings per common share of $(1.49) for the third quarter of 2017.

Sirius Group’s combined ratio was 111% for the third quarter of 2018 compared to 159% for the third quarter of 2017.  The decrease in the combined ratio was driven by lower catastrophe losses and higher net favorable prior year loss reserve development, which improvement was partially offset by higher current accident year losses in certain lines.  Sirius Group’s combined ratio included 24 points of catastrophe losses, after applicable reinsurance and reinstatement premiums, for the third quarter of 2018 compared to 81 points for the third quarter of 2017.  The third quarter of 2018 also included 3 points of net favorable prior year loss reserve development compared to 1 point for the third quarter of 2017.

For the nine months ended September 30, 2018, book value per common share grew 2.9% on comprehensive income of $56 million. Net income attributable to the common shareholder was $110 million and basic earnings per common share was $0.88.  This compares to a net (loss) attributable to the common shareholder of $(172) million and basic earnings per common share of $(1.43) for the nine months ended September 30, 2017.

Sirius Group’s combined ratio was 94% for the nine months ended September 30, 2018 compared to 114% for the nine months ended September 30, 2017.  The decrease in the combined ratio was driven by lower catastrophe losses and higher net favorable prior year loss reserve development.  Sirius Group’s combined ratio included 9 points of catastrophe losses, after applicable reinsurance and reinstatement premiums, for the nine months ended September 30, 2018 compared to 32 points for the nine months ended September 30, 2017.  The nine months ended September 30, 2018 also included 3 points of net favorable prior year loss development compared to 1 point of net unfavorable prior year loss reserve development for the nine months ended September 30, 2017.

Commenting on Sirius Group’s results, Chairman and Chief Executive Officer Allan Waters said, “Our first earnings report as a public company is disappointing due primarily to storm losses.  But our journey is a marathon, not a sprint.  The Sirius management team is totally dedicated towards growing intrinsic value per share.  If we accomplish that well, the stock price will take care of itself over time.” President and Chief Financial Officer, Kip Oberting further commented, “Sirius Group had a tough quarter driven largely by catastrophe losses and elevated attritional losses. We also made the decision to exit certain underperforming accounts and re-underwrite certain lines.  Our diversified portfolio, global platform, and solid capitalization combined with public company governance positions us well for the future.”

Investors and stockholders are encouraged to visit the “Financial Information” section of Sirius Group’s website to view supplemental financial information on Sirius Group’s results.

Operating results for the third quarter of 2018 included the following:

•                  Gross written premiums for the quarter were $398 million, an increase of 11% compared to the third quarter of 2017, driven by top line growth in Global Property and Specialty & Casualty segments.

•                  Catastrophe losses, net of reinsurance and reinstatement premiums, amounted to $77 million in the quarter, primarily related to Typhoon Jebi ($48 million), Hurricane Florence ($9 million), and the Kerala Floods ($7 million).

•                  Highlights by reportable segment for the third quarter of 2018 included the following:

•                  Global Property produced an underwriting (loss) for the quarter of $(51) million and a 130% combined ratio driven mainly by catastrophe losses and higher current accident year losses.

•                  Global A&H produced $12 million of underwriting income, including net service fee income, and a combined ratio of 96%.

•                  Specialty & Casualty produced a $(2) million underwriting (loss) for the quarter and a combined ratio of 103%, driven mainly by losses in the discontinued London Marine book.

•                  Runoff & Other produced $8 million of underwriting income mainly from favorable loss reserve movements.  Sirius Global Solutions closed on the acquisition of WRM America in the third quarter.

•                  The investment portfolio returned 0.6% in U.S. Dollars and 0.5% in original currencies

•                  Net investment income increased $10 million or 83% for the third quarter of 2018 to $22 million from $12 million for the same period in 2017 due to a higher interest rate environment.

•                  Overall, net currency effects on shareholder’s equity were favorable by $4 million.

•                  Common shareholder’s equity ended the quarter at $1,973 million.

About Sirius Group

Sirius Group is a Bermuda-based holding company with (re)insurance operating companies in Bermuda, Stockholm, New York and London and managing general underwriters in the United States.  Established in 1945, Sirius Group, utilizing its unique global branch network, provides multi-line insurance and reinsurance in over 140 countries. Sirius Group wrote gross written premiums of $1.4 billion in 2017 utilizing disciplined and professional underwriting, superior risk evaluation and best-in-class pricing technology. Sirius Group’s subsidiaries provide multi-line (re)insurance capacity including lead capacity for property, accident & health and other exposures.  Additional information is available at Sirius Group’s website located at www.siriusgroup.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements about the growth prospects of Sirius Group. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “target,” “continue,” “could,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of Sirius Group and speak only as of the date of this communication. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, Sirius Group’s exposure to unpredictable catastrophic and casualty events and unexpected accumulations of attritional losses; increased competition from existing insurers and reinsurers and from alternative capital providers, such as insurance-linked funds and collateralized special purpose insurers; decreased demand for Sirius Group’s insurance or reinsurance products, consolidation and cyclical changes in the insurance and reinsurance industry; the inherent uncertainty of estimating loss and loss adjustment expenses reserves, including asbestos and environmental reserves, and the possibility that such reserves may be inadequate to cover Sirius Group’s ultimate liability for losses; a decline in Sirius Group’s operating subsidiaries’ ratings with rating agencies; the limited liquidity and trading of Sirius Group’s securities following the merger with Easterly Acquisition Corp.; the ability to recognize the anticipated benefits of the merger; costs related to the merger and Sirius Group’s status as a publicly traded company; and other factors identified in Sirius Group’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the assumptions made by the management of Sirius Group prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by applicable law or regulation, Sirius Group undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this communication.

Contacts:

Sirius Group

Michael Papamichael

Investor Relations

(212) 312-0219

Sirius International Insurance Group, Ltd.

Consolidated Balance Sheets

As at September 30, 2018 and December 31, 2017

(Expressed in millions of U.S. dollars, except share information)	September 30, 2018	December 31, 2017
	Unaudited
Assets
Fixed maturity investments, trading at fair value (Amortized cost 2018: $1,984.2; 2017: $2,195.3)	$1,979.6	$2,180.0
Short-term investments, at fair value (Amortized cost 2018: $758.5; 2017: $625.3)	760.0	625.0
Equity securities, trading at fair value (Cost 2018: $406.4; 2017: $275.1)	430.4	299.2
Other long-term investments, at fair value (Cost 2018: $320.0; 2017: $255.5)	349.0	269.5
Cash	106.5	215.8
Restricted cash	15.0	14.8
Total investments and cash	3,640.5	3,604.3
Accrued investment income	12.1	14.1
Insurance and reinsurance premiums receivable	762.5	543.6
Reinsurance recoverable on unpaid losses	349.0	319.7
Reinsurance recoverable on paid losses	29.8	17.5
Funds held by ceding companies	180.0	153.2
Ceded unearned insurance and reinsurance premiums	191.2	106.6
Deferred acquisition costs	152.8	120.9
Deferred tax asset	197.7	244.1
Accounts receivable on unsettled investment sales	0.1	0.3
Goodwill	400.7	401.0
Intangible assets	207.5	216.3
Other assets	134.8	82.0
Total assets	$6,258.7	$5,823.6
Liabilities
Loss and loss adjustment expense reserves	$1,891.0	$1,898.5
Unearned insurance and reinsurance premiums	766.9	506.8
Ceded reinsurance payable	239.2	139.1
Funds held under reinsurance treaties	105.4	73.4
Deferred tax liability	256.9	282.2
Debt	697.7	723.2
Accounts payable on unsettled investment purchases	18.1	0.3
Other liabilities	200.6	176.8
Total liabilities	4,175.8	3,800.3
Commitments and Contingencies
Mezzanine equity
Series A redeemable preference shares	108.8	106.1
Common shareholder’s equity
Common shares (shares issued and outstanding: 120,000,000)	1.2	1.2
Additional paid-in surplus	1,199.3	1,197.9
Retained earnings	970.2	858.4
Accumulated other comprehensive (loss)	(197.7)	(140.5)
Total common shareholder’s equity	1,973.0	1,917.0
Non-controlling interests	1.1	0.2
Total equity	1,974.1	1,917.2
Total liabilities, mezzanine equity, and equity	$6,258.7	$5,823.6

Sirius International Insurance Group, Ltd.

Consolidated Statements of (Loss) Income

For the three and nine months ended September 30, 2018 and 2017

(Expressed in millions of U.S. dollars, except share and per	Three months ended September 30,		Nine months ended September 30,
share information)	2018	2017	2018	2017
Revenues
Net earned insurance and reinsurance premiums	$321.1	$282.8	$914.5	$750.6
Net investment income	21.8	12.1	51.8	44.2
Net realized investment gains (losses)	3.9	(24.4)	8.0	(26.9)
Net unrealized investment (losses) gains	(11.7)	(2.7)	29.0	(25.2)
Net foreign exchange (losses) gains	(0.4)	15.7	21.7	17.0
Other revenue	17.0	9.5	96.0	11.8
Total revenues	351.7	293.0	1,121.0	771.5
Expenses
Loss and loss adjustment expenses	260.4	371.2	552.8	626.6
Insurance and reinsurance acquisition expenses	59.2	49.5	189.0	143.5
Other underwriting expenses	35.7	28.7	117.1	86.6
General and administrative expenses	19.5	19.8	58.0	60.6
Intangible asset amortization expenses	3.9	3.9	11.8	6.3
Interest expense on debt	7.6	5.0	23.1	14.6
Total expenses	386.3	478.1	951.8	938.2
Pre-tax (loss) income	(34.6)	(185.1)	169.2	(166.7)
Income tax benefit (expense)	6.9	12.8	(55.4)	11.3
Net (loss) income	(27.7)	(172.3)	113.8	(155.4)
Income attributable to non-controlling interests	(0.3)	(4.2)	(0.9)	(13.2)
(Loss) income before accrued dividends on Series A redeemable preference shares	(28.0)	(176.5)	112.9	(168.6)
Accrued dividends on Series A redeemable preference shares	—	(2.5)	(2.6)	(3.5)
Net (loss) income attributable to Sirius Group’s common shareholder	$(28.0)	$(179.0)	$110.3	$(172.1)

Net (loss) income per common share and common share equivalent
Basic earnings per common share and common share equivalent	$(0.23)	$(1.49)	$0.88	$(1.43)
Diluted earnings per common share and common share equivalent	$(0.23)	$(1.49)	$0.88	$(1.43)
Weighted average number of common shares and common share equivalents outstanding:
Basic weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000	120,000,000
Diluted weighted average number of common shares and common share equivalents outstanding	120,000,000	120,000,000	120,000,000	120,000,000

Loss ratio	81.1%	131.3%	60.4%	83.5%
Acquisition expense ratio	18.4%	17.5%	20.7%	19.1%
Other underwriting expense ratio	11.1%	10.1%	12.8%	11.5%
Combined ratio	110.6%	158.9%	93.9%	114.1%

Sirius International Insurance Group, Ltd.

Consolidated Statements of Comprehensive (Loss) Income

For the three and nine months ended September 30, 2018 and 2017

	Three months ended September 30,		Nine months ended September 30,
(Expressed in millions of U.S. dollars)	2018	2017	2018	2017
Comprehensive (loss) income
Net (loss) income	$(27.7)	$(172.3)	$113.8	$(155.4)
Other comprehensive income (loss), net of tax
Change in foreign currency translation, net of tax	4.7	26.3	(57.2)	73.5
Total other comprehensive income (loss)	4.7	26.3	(57.2)	73.5
Comprehensive (loss) income	(23.0)	(146.0)	56.6	(81.9)
Income attributable to non-controlling interests	(0.3)	(4.2)	(0.9)	(13.2)
Comprehensive (loss) income attributable to Sirius Group’s common shareholder	$(23.3)	$(150.2)	$55.7	$(95.1)